Exhibit 10.1
KAMAN CORPORATION
SECOND AMENDED AND RESTATED 2013 MANAGEMENT INCENTIVE PLAN
1.    Purpose.
The purpose of the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan as set forth herein (this “Plan”) is to attract and retain Employees, Non-Employee Directors, and Consultants (including prospective service providers) and to provide additional incentives for these persons consistent with the long-term success of the business of Kaman Corporation (the “Company”). This Plan was originally approved by shareholders on April 17, 2013 (the “Original Effective Date”), and an Amended and Restated 2013 Management Incentive Plan was approved by shareholders on April 18, 2018. This second amendment and restatement of the Plan (“Second Amendment and Restatement”) is subject to the approval of the Company’s shareholders, and shall have no effect prior to that time. Any Awards that were granted prior to the Second Amendment and Restatement Effective Date shall not in any way be amended or other impacted by the terms of this Second Amendment and Restatement.
2.    Definitions. As used in this Plan, the following terms shall be defined as set forth below:
2.1    “Act” means the Securities Exchange Act of 1934, as amended.
2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise. For avoidance of doubt, an Affiliate shall include a Subsidiary.
2.3    “Award” or “Awards” means, individually or collectively, except where referring to a particular category of grant under this Plan, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms hereunder.
2.4    “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
2.5    “Base Price” shall have the meaning given to it in Section 6.2.
2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.
2.7    “Board” means the Board of Directors of the Company.
2.8    “Cash-Based Award” means an Award granted to a Participant as described in Section 11.
2.9    “Change in Control” shall have the meaning given to it in Section 13.3.
2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” means the committee of the Board described in Section 4.
2.12    “Consultant” means any consultant or advisor engaged to provide services to the Company or any Subsidiary or Affiliate who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement, as in effect from time to time.
2.13    “Company” means Kaman Corporation or its successor.

Exhibit 10.1
2.14    “Deferred Stock Unit” means an Award that is vested on the Grant Date that entitles the recipient to receive Shares after a designated period of time. Deferred Stock Units shall be subject to such restrictions and conditions as set forth in the Award Agreement, which shall be consistent with the provisions for Restricted Stock Units set forth in Section 8 below except for the requirement to have a Restricted Period or Performance Goals.
2.15    “Employee” means any person designated as an employee of the Company, any of its Affiliates, and/or any of its or their Subsidiaries on the payroll records thereof. The term “Employee” includes former employees, former employees of acquired entities, and any person who qualifies as an employee under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement, as in effect from time to time.
2.16    “Executive Officer” means an “executive officer” of the Company as defined by Rule 3b-7 under the Act. To the extent that the Board takes action to designate the persons who are the “executive officers” of the Company, the persons so designated (and no others) shall be deemed to be the “executive officers” of the Company for all purposes of this Plan.
2.17    “Family Member” means a Participant’s spouse, parents, children and grandchildren.
2.18    “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the Code using actual transactions involving Shares, as determined by the Committee in its discretion. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.
2.19    “Full Value Award” means an Award other than a Nonqualified Stock Option, an Incentive Stock Option or a Stock Appreciation Right and which is settled by the issuance of Shares.
2.20    “Good Reason” means, unless modified by the Award Agreement, with respect to a Participant, during the 24-month period following a Change in Control, actions taken by the Company or any of its Affiliates resulting in a material negative change in the employment relationship of the Participant who is an officer or an employee in one or more of the following ways:
(a)    the assignment to the Participant of duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;
(b)    a material reduction of the Participant’s annual compensation, including base salary and annual bonus, from that in effect immediately prior to the Change in Control; or
(c)    a change in the Participant’s principal place of employment that increases the Participant’s commute by 75 or more miles as compared to the Participant’s commute immediately prior to the Change in Control.
In order to invoke a termination for Good Reason, a Participant must provide written notice to the Company or its Affiliate of the existence of one or more of the conditions constituting Good Reason within 90 days following the Participant’s knowledge of the initial existence of the condition or conditions, specifying in reasonable detail the condition(s) constituting Good Reason, and the Company or its Affiliate shall have 30 days following receipt of the written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company or its Affiliate fails to remedy the condition(s) constituting Good Reason during the applicable Cure Period, the Participant’s must terminate service, if at all, within the 90 day period immediately following the expiration of Cure Period in order for Participant’s termination as a result of the condition(s) to constitute a termination for Good Reason.
2.21    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

Exhibit 10.1
2.22    “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
2.23    “Non-Employee Director” means a member of the Board who is not an Employee.
2.24    “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
2.25    “Option” means any option to purchase Shares granted under Section 5.
2.26    “Option Price” means the purchase price payable upon the exercise of an Option.
2.27    “Original Effective Date” means April 17, 2013, the date this Plan was first approved by the shareholders of the Company in accordance with the rules of the New York Stock Exchange and other applicable law.
2.28    “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 10.
2.29    “Participant” means an Employee, Non-Employee Director or a Consultant who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee may also designate an individual who is not yet an Employee, Non-Employee Director or Consultant but has entered into a written or verbal commitment to become an Employee, Non-Employee Director or Consultant a “Participant”.
2.30    “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Share Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award.
2.31    “Performance Goal” means, with respect to a Restricted Share Award, a Restricted Stock Unit Award, a Performance Share Award or a Cash-Based Award, the specific goal or goals established in writing by the Committee for the Performance Cycle applicable to such Award. Performance Goals may be based on attaining specific levels of individual performance and/or performance of the Company and/or one or more of its Subsidiaries, Affiliates, divisions or operations and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing with respect to such financial, operational and/or other performance criteria as it deems appropriate in its sole discretion.
2.32    “Performance Share Award” means an Award denominated in either Shares or share units granted pursuant to Section 9.
2.33    “Plan” means this Kaman Corporation 2023 Amended and Restated Management Incentive Plan, as described herein.
2.34    “Restricted Period” means a period of time established under Section 8 with respect to Restricted Stock Units.
2.35    “Restricted Shares” means Shares granted under Section 7 subject to a substantial risk of forfeiture.
2.36    “Restricted Stock Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified period.
2.37    “Second Amendment and Restatement Effective Date” means the date the Second Amendment and Restatement is approved by the shareholders of the Company in accordance with the rules of the New York Stock Exchange and other applicable law.
2.38    “Share Authorization” means the maximum number of Shares available for grant under this Plan, as described in Section 3.
2.39    “Shares” means the common stock of the Company.

Exhibit 10.1
2.40    “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.
2.41    “Stock Appreciation Right” means a right granted under Section 6.
2.42    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2.43    “Substitute Award” means any Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.
2.44    “Unrestricted Shares” means a grant of Shares free of any Restricted Period, Performance Goals or any substantial risk of forfeiture. Unrestricted Shares may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to an Employee.
3.    Shares Available Under this Plan.
3.1    Number of Shares Reserved for Awards.
(a)    Subject to adjustment as provided in Section 12 below, the aggregate total number of Shares that may be delivered pursuant to Awards granted under this Plan shall not exceed 6,215,000, all of which can be deliverable pursuant to the exercise of Incentive Stock Options. Shares that may be delivered pursuant to Awards may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury or otherwise acquired for the purposes of this Plan.
(b)    To the extent that a Share is granted pursuant to a Full Value Award, it shall reduce the Share Authorization by three (3) Shares; and, to the extent that a Share is granted pursuant to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.
(c)    Subject to the limits set forth in Section 3.1(a) on the number of Shares that may be granted in the aggregate under this Plan, a Non-Employee Director may not receive Awards with a value greater than $600,000 on the date of grant in any calendar year. With respect to Awards granted during a calendar year, the amount to be applied against this limit shall be the Grant Date fair value, as determined by the Company for financial reporting purposes, for such Awards. For the avoidance of doubt, in a calendar year in which a Non-Employee Director serves the Company in another capacity (including as an interim officer), the limit described in this Section 3.1(c) shall not apply to Awards granted by the Board to such director in respect of such service as an Employee or consultant.
(d)    Subject to the limits set forth in Section 3.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the following limits shall apply to grants of Awards under the Plan:
i.    The maximum aggregate number of Shares subject to Options granted or Shares subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be 500,000 plus the amount of the Participant’s unused annual limit for Options and for Stock Appreciation Rights under this paragraph as of the close of the previous calendar year.
ii.    The maximum aggregate grant with respect to Awards of Restricted Shares or Restricted Stock Units in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for Restricted Shares or Restricted Stock Units under this paragraph as of the close of the previous calendar year.
iii.    The maximum number of Shares subject to a Performance Share Award in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for Performance Share Awards under this paragraph denominated in Shares or share units as of the close of the previous calendar year.

Exhibit 10.1
iv.    The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Executive Officer or other key employee in any calendar year that is subject to a Performance Cycle that is more than twelve (12) months may not exceed ten million dollars ($10,000,000).
v.    The maximum aggregate amount awarded or credited with respect to a Cash-Based Award to any Executive Officer or other key employee in any calendar year that is subject to a Performance Cycle that is twelve (12) months or less may not exceed four million dollars ($4,000,000).
vi.    The maximum aggregate grant with respect to other equity-based Awards in any one calendar year to any one Participant shall be 200,000 plus the amount of the Participant’s unused annual limit for other equity-based Awards as of the close of the previous calendar year.
(e)    Except with respect to a maximum of five percent (5%) of the Shares authorized under this Section 3.1, as may be adjusted under Section 12, any equity-based Award granted under the Plan shall be subject to a minimum vesting requirement of one year, and no portion of any such Award may vest earlier than the first anniversary of the Grant Date of the Award (the "Minimum Vesting Requirement"). For the avoidance of doubt, the Minimum Vesting Requirement shall not apply to any Cash-Based Awards or Substitute Awards, each of which is not charged against the Share Reserve, nor shall the Minimum Vesting Requirement be deemed to limit or affect the Committee's powers and authorities under Section 4 hereof or any other provision of the Plan.
3.2    Share Usage.
(a)    Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. In addition, Restricted Shares that are forfeited shall again be available for grant under this Plan. Upon being granted, Performance Share Awards are initially charged against the share reserve under Section 3.1 assuming target performance. If actual performance results in Shares being earned at greater than target, additional Shares will be charged to the share reserve to reflect the total number of Shares issued to the Participant. If actual performance results in Shares being earned at less than target, Shares will be added back to the share reserve to the extent target performance was not achieved.
(b)    The full number of Nonqualified Stock Options, Incentive Stock Options and Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under this Plan, regardless of the number of Shares actually issued upon settlement of any such Award.
(c)    Any Shares withheld to satisfy tax withholding obligations on an Award issued under this Plan, other than with respect to a Full Value Award, Shares tendered to pay the exercise price of an Award under this Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will not be eligible to be again available for grant under this Plan. Notwithstanding the foregoing, any Shares that the Committee may allow to be withheld in excess of the minimum tax withholding rate shall in no event again be available for grant under the Plan.
(d)    Substitute Awards shall not be counted against the Shares available for granting Awards under this Plan.
3.3    Dividend Equivalents. The Committee may on or after the Grant Date authorize the payment of dividend equivalents on Shares subject to any Award on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company. Notwithstanding the foregoing, any such dividend equivalents shall be subject to the same restrictions as the underlying Award, and no dividend equivalents shall be payable on (i) Options or Stock Appreciation Rights, or (ii) any Shares issuable pursuant to Awards that are subject to Performance Goals unless and until such Shares are earned and vested.
4.    Plan Administration.
4.1    Board Committee Administration. This Plan shall be administered by the Compensation Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and

Exhibit 10.1
construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.
4.2    Terms and Conditions of Awards. The Committee shall have final discretion, responsibility, and authority to:
(a)    grant Awards;
(b)    determine the Participants to whom and the times at which Awards shall be granted;
(c)    determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;
(d)    establish and administer Performance Goals and Performance Cycles relating to any Award;
(e)    determine the rights of Participants with respect to an Award upon termination of employment or service as a director;
(f)    determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;
(g)    accelerate the vesting of an Award;
(h)    interpret the terms and provisions of Award Agreements;
(i)    provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee;
(j)    make such adjustments to Awards as are permitted under Sections 9.5 and 11; and
(k)    make all other determinations deemed necessary or advisable for the administration of this Plan.
The Committee may solicit recommendations from the Company’s Chief Executive Officer with respect to the grant of Awards under this Plan. The Committee (or, as permitted under Section 4.3, the Company’s Chief Executive Officer) shall determine the terms and conditions of each Award at the time of grant. No Participant or any other person shall have any claim to be granted an Award under this Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under this Plan. The terms and conditions of Awards need not be the same with respect to each Participant.
4.3    Committee Delegation. The Committee may delegate to the Company’s Chief Executive Officer the authority to grant Awards to Participants who are not Non-Employee Directors or Executive Officers and to interpret and administer Awards for such Non-Employee Directors and Executive Officers. Any such delegation shall be subject to the limitations of Section 33-675(c) of the Connecticut Business Corporation Act. The Committee may also delegate the authority to grant Awards to any subcommittee(s) consisting of members of the Board.
4.4    Awards to Non-employee Directors. Notwithstanding any other provision of this Plan to the contrary, all Awards to Non-employee Directors must be authorized by the Board.
4.5    Employee’s Service as Non-Employee Director or Consultant. An Employee who receives an Award, terminates employment, and immediately thereafter begins performing service as a Non-Employee Director or Consultant shall have such service treated as service as an Employee for purposes of the Award. The previous sentence shall not apply when (a) the Award is an Incentive Stock Option or (b) prohibited by law.
5.    Options. The Committee may authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
5.1    Number of Shares. Each grant shall specify the number of Shares to which it pertains.
5.2    Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards or as provided in Section 12.

Exhibit 10.1
5.3    Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include in the Committee’s sole discretion: (a) cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) nonforfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the Option Price, (c) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price (a “net exercise”), (d) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (e) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan or (f) any combination of the foregoing. For the avoidance of doubt, Participants who receive Options to purchase Shares shall have no legal right to own or receive Shares withheld from delivery upon exercise pursuant to Section 5.3(c), and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise.
5.4    Vesting. Any grant may specify (a) a waiting period or periods before Options shall become exercisable, and (b) permissible dates or periods on or during which Options shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.
5.5    Provisions Governing Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Options failing to qualify as Incentive Stock Options for any reason will be treated as Nonqualified Stock Options, rather than being forfeited.
5.6    Exercise Period.
(a)    Subject to Section 18.9, no Option granted under this Plan may be exercised more than ten years from the Grant Date.
(b)    If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a net exercise under Section 5.3(c) above without the requirement of any further action.
5.7    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
6.    Stock Appreciation Rights. The Committee may authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:
6.1    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.
6.2    Base Price. Each grant shall specify a price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right (the “Base Price”), which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards or as provided in Section 12.
6.3    Vesting. Any grant may specify (a) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (b) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.
6.4    Exercise Period. Subject to Section 18.9, no Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.

Exhibit 10.1
6.5    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
7.    Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
7.1    Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
7.2    Consideration. To the extent permitted by Connecticut law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.
7.3    Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a termination of employment.
7.4    Dividend, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights (except for any rights to a liquidating distribution) during the period for which such substantial risk of forfeiture is to continue. Except as otherwise determined by the Committee, any or all dividends or other distributions paid on the Restricted Shares during the period of such forfeiture restrictions shall be accumulated or reinvested in additional Shares, which shall be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.
7.5    Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date.
7.6    Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.
7.7    Award Agreement; Certificates. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.
8.    Restricted Stock Units. The Committee may authorize grants of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:
8.1    Restricted Period. Each grant shall provide that the Restricted Stock Units covered thereby shall be subject to a Restricted Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a termination of employment.

Exhibit 10.1
8.2    Ownership Rights. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Restricted Stock Units, including the right to vote such Shares.
8.3    Performance-Based Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.
8.4    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
9.    Performance Share Awards. The Committee shall determine whether and to whom Performance Share Awards shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion in accordance with the following provisions:
9.1    Number of Performance Share Awards. Each grant shall specify the number of Shares or share units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.
9.2    Performance Cycle. The Performance Cycle with respect to each Performance Share Award shall be determined by the Committee and set forth in the Award Agreement and may be subject to earlier termination in the event of a termination of employment.
9.3    Performance Goals. Each grant shall specify the Performance Goals that are to be achieved by the Participant and a formula for determining the amount of any payment to be made if the Performance Goals are achieved.
9.4    Payment of Performance Share Awards. Each grant shall specify the time and manner of payment of Performance Share Awards that shall have been earned.
9.5    Adjustments. If the Committee determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, or the manner in which it conducts its business, or other events or circumstances, including but not limited to changes in law or accounting rules, render the Performance Goals unsuitable, the Committee may modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable. The Committee shall also have the right to increase or decrease the amount payable under a Performance Share Award to adjust for events or other circumstances not considered in setting Performance Goals for a Performance Share Award.
9.6    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
10.    Other Equity Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares and grant of Deferred Stock Units) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.    Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to Executive Officers and key employees in such amounts and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash, except as otherwise provided in any guidelines the Company may maintain regarding stock ownership or in individual Award Agreements. The Committee in its sole discretion may increase or decrease the amount payable to adjust for events or other circumstances not considered in setting Performance Goals for a

Exhibit 10.1
Cash-Based Award, and shall also have the right in its sole discretion to increase or decrease the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for any Performance Cycle.
12.    Adjustments. The Committee shall make or provide for such adjustments in the (a) aggregate and per-person limitations specified in Section 3, (b) number of Shares covered by outstanding Awards, (c) Option Price or Base Price applicable to outstanding Options and Stock Appreciation Rights, and (d) kind of shares available for grant and covered by outstanding Awards (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In addition, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of this Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under this Plan as so adjusted.
13.    Change in Control.
13.1    General Rule. Unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event that (i) a Change in Control occurs and (ii) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause as defined in the applicable Award Agreement or (if applicable) by the Participant for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then: (1) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable, and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the target level of performance. If the Committee accelerates the vesting of an Award in connection with a Change in Control under this Section 13.1, the Committee shall also provide that such Award outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control. For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Committee, in its sole discretion).
13.2    Settlement of Awards Subject to Performance Goals Upon a Change in Control. Notwithstanding Section 13.1 above, Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in Control. The settlement amount shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.
13.3    Change in Control. shall mean the earliest to occur of the following events:
(a)    Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company, provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (i) of paragraph (b) below;
(b)    There is consummated a Merger of the Company with any other business entity other than (i) a Merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company

Exhibit 10.1
outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company’s then outstanding voting securities of the Company generally entitled to vote in the election of directors of the Company;
(c)    The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of any such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act; or
(d)    A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such under this provision)  shall be considered as though such individual were a member of the Incumbent Board unless such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
(e)    As used in this Section 13:
i.    “Merger” means a merger, share exchange, consolidation or similar business consolidation under applicable law.
ii.    “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.
Notwithstanding anything in the Plan to the contrary, with respect to any Award that is subject to the deferred compensation restrictions under Section 409A, only to the extent necessary for such Award to comply with Section 409A of the Code, a Change in Control must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.
14.    Term of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Second Amendment and Restatement Effective Date. After this Plan is terminated, no further Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Exhibit 10.1
15.    Withholding.
15.1    In General. As a condition to the delivery of any Shares, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a minimum federal or other governmental tax withholding obligation on the part of the Company or its Subsidiaries relating to an Award (including, without limitation, employment taxes), (a) the Company or its Subsidiaries may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to this Plan, (b) the Committee shall be entitled to require that the Participant remit cash to the Company or its Subsidiaries (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the Company’s opinion to satisfy such withholding obligation.
15.2    Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Shares and Restricted Stock Units, or upon the achievement of Performance Goals related to Performance Share Awards, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares that otherwise would be issued to the Participant. The payment of withholding taxes by surrendering Shares to the Company, if and to the extent permitted by the Committee, shall be subject to such restrictions as the Committee may impose, including any restrictions required under ASC Topic 718 or its successor to avoid adverse accounting treatment. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
16.    Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.
17.    Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under this Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to this Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with this Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of this Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.
18.    Amendments and Other Matters.
18.1    Plan Amendments. The Board may amend, suspend or terminate this Plan or the Committee’s authority to grant Awards under this Plan at any time. Notwithstanding the foregoing, no amendments shall be effective without approval of the Company’s shareholders if (a) shareholder approval of the amendment is then required pursuant to the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan, or (b) such amendment would (i) modify Section 18.4, (ii) materially increase benefits accruing to Participants, (iii) increase the aggregate number of Shares issued or issuable under this Plan, (iv) increase any limitation set forth on the number of Shares which may be issued or the aggregate value of Awards or the per-person limits under Section 3 except as provided in Section 12, (v) modify the eligibility requirements for Participants in this Plan, or (vi) reduce the minimum Option Price and Base Price as set forth in Sections 5 and 6, respectively. Notwithstanding any other provision of this Plan to the

Exhibit 10.1
contrary, except as provided in Section 18.8, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant.
18.2    Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. However, any Award deferrals which the Committee permits must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.3    Conditional Awards. The Committee may condition the grant of any Award or combination of Awards under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Affiliate to the Participant, provided that any such grant must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.
18.4    Repricing Prohibited. The terms of outstanding Awards may not be amended, and action may not otherwise be taken, to (i) reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights, (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price or strike price that is less than the then current Fair Market Value of a Share in exchange for other Awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted without shareholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 12 above. This Section 18.4 shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies”, within the meaning of Section 424 of the Code.
18.5    No Employment Rights. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Section 18.1, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
18.6    Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.
18.7    Leave of Absence or Transfer. A transfer between the Company and any Affiliate or between Affiliates, or a leave of absence duly authorized by the Company, shall not be deemed to be a termination of employment. Periods of time while on a duly authorized leave of absence shall be disregarded for purposes of determining whether a Participant has satisfied a Restricted Period or Performance Cycle under an Award.
18.8    Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend this Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming this Plan or such Award Agreement to any present or future law, regulation or rule applicable to this Plan, including, but not limited to, Section 409A of the Code.
18.9    Tolling. In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

Exhibit 10.1
18.10    No Duty to Inform Regarding Exercise Rights. Neither the Company, its Subsidiaries, any Affiliate, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.
19.    Issuance of Shares; Fractional Shares.
19.1    Form for Issuing Shares; Legends. Shares may be issued on a certificated or uncertificated basis. Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
19.2    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completing any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
19.3    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
19.4    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares,
19.5    Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
20.    Limitations Period. Any person who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Hartford, Connecticut.
21.    Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Connecticut except to the extent governed by applicable federal law.
22.    Compliance with Section 409A.
22.1    In General. This Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, Stock Options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, this Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.
22.2    Elective Deferrals. No elective deferrals or re-deferrals other than in regard to Restricted Stock Units are permitted under this Plan.
22.3    Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Awards:

Exhibit 10.1
(a)    Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.
(b)    Initial Deferral Elections. For Awards of Restricted Stock Units where the Committee provides the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Section 409A and Treas. Reg. Section 1.409A-2.
(c)    Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met: (i) such election will not take effect until at least 12 months after the date on which it is made; (ii) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. Section 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.
(d)    Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in this Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.
(e)    Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.
(f)    Acceleration of Payment. Any payment made under this Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becoming disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. Section 1.409A-3(a)).
(g)    Payments upon a Change in Control. Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.
(h)    Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.
22.4    Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of

Exhibit 10.1
“service recipient” stock within the meaning of Section 409A, a Participant or eligible employee of a Subsidiary shall be considered employed by the Company’s controlled group (or by a member of a group of trades or businesses under common control with the Company, as applicable). Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1), then, solely for purposes of this Section 22.4, “at least 50 percent” in the definition of “Subsidiary” shall instead be “at least 20 percent”.
23.    Transferability.
23.1    Transfer Restrictions. Except as provided in Sections 23.2 and 23.4, no Award granted under this Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.
23.2    Limited Transfer Rights. The Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, or a partnership or other entity in which all the beneficial owners are Family Members. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 23.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 23.2.
23.3    Additional Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.
23.4    Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 23, any Award made under this Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.
24.    Forfeiture and Recoupment. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award, including any payment of Shares received upon exercise or in satisfaction of an Award under this Plan shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). Such events shall include, but not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. Awards granted under this Plan shall be subject to any compensation recovery policy or minimum stock holding period requirement as may be adopted or amended by the Company from time to time. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
25.    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.
26.    Effect of Disposition of Facility or Operating Unit. If the Company or any of its Affiliates closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates so that such operating unit ceases to be majority owned by the Company or

Exhibit 10.1
any of its Affiliates then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 13.1 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and Affiliates and the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.
27.    Indemnification. Subject to requirements of applicable state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
28.    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
29.    Miscellaneous.
29.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
29.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
29.3    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
29.4    Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
29.5    Payment Following a Participant’s Death. Any remaining vested rights or benefits under this Plan upon a Participant’s death shall be paid or provided to the Participant’s legal spouse or, if no such spouse survives the Participant, to the Participant’s estate.
29.6    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf as of this 19th day of April 2023, by its duly authorized officer, effective as of the Second Amendment and Restatement Effective Date.
KAMAN CORPORATION
By: /s/ James. G Coogan
James. G Coogan
Senior Vice President, Chief Financial Officer and Treasurer